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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

             FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               FAXSAV INCORPORATED

                        Pursuant to Sections 228 and 242
                           of the General Corporation
                          Law of the State of Delaware

                           **************************


     FaxSav Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

     FIRST: That ARTICLE FOURTH, Section A. of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is amended, effective at 6:00 P.M. on the date that this certificate of amendment is filed, by deleting the first paragraph thereof in its entirety and inserting in lieu thereof:

          A. Classes of Stock. This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock", respectively. The total number of shares of Common Stock authorized to be issued is Forty million (40,000,000) shares, and each such share will have a par value of $.01. The total number of shares of Preferred Stock authorized to be issued is Eighty million, Two Hundred thousand (80,200,000) and each such share will have a par value of $.001. The rights, preferences, privileges and restrictions granted to and imposed upon the two classes of shares are set forth below in this Article.

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          Each nine (9) shares of the Corporation's Common Stock, par value
     $.0025 per share, issued and outstanding immediately prior to 6:00 P.M. on the date this certificate of amendment is filed shall be converted and reclassified automatically at 6:00 P.M., Delaware time, on the date this certificate of amendment is filed into one (1) share of the Corporation's Common Stock, par value $.01 per share, so that each share of the Corporation's Common Stock issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued but, in lieu thereof, the Corporation will round the number of shares of the Corporation's Common Stock issuable to each holder either up or down, as the case may be, to the nearest whole share of Common Stock.

     SECOND: That the foregoing amendment was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Thomas J. Murawski, Chief Executive Officer and President, and Peter
S. Macaluso, its Secretary, this _____ day of September, 1996.


                                    By:
                                        ------------------------------
                                            Chief Executive Officer
                                               and President


ATTEST:


- --------------------------
Secretary


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